Exhibit 99.1

NewsRelease	Apco
Argentina
Nasdaq: APAGF
Date:      May 9, 2008
Apco Argentina Reports First-Quarter 2008 Results
     TULSA, Okla. — Apco Argentina Inc. today announced first-quarter 2008 net income of $6.4 million, or $0.22 per share, compared with first-quarter 2007 net income of $7.7 million, or $0.26 per share.
     The quarter-to-quarter decrease is primarily due to lower equity income from Argentine investments and higher operating and depreciation costs which combined to more than offset an increase in operating revenues.
     Compared with first-quarter 2007, Apco’s operating revenues increased by $1 million from higher average oil and LPG sales prices and greater oil and natural gas sales volumes.
     Oil, natural gas and liquefied petroleum gas (LPG) sales volumes for the combined consolidated and equity interests totaled 625 thousand barrels, 1.7 billion cubic feet and 4.7 thousand tons in first-quarter 2008, compared with 612 thousand barrels, 1.6 billion cubic feet and 4.7 thousand tons in first-quarter 2007.
     Crude oil, natural gas and LPG sales prices for the combined consolidated and equity interests averaged $42.01 per barrel, $1.39 per thousand cubic feet and $454.37 per ton in first-quarter 2008, compared with $39.61 per barrel, $1.67 per thousand cubic feet and $394.84 per ton during first-quarter 2007.
     Offsetting these increases was a decrease in equity income from Apco’s equity investee, Petrolera Entre Lomas S.A. (“Petrolera”). Petrolera’s net income was lower as a result of higher costs and expenses attributable to operations in the Entre Lomas concession.
     Additionally, Petrolera had exploration expenses in 2008 for two areas acquired after the first quarter of 2007, the Agua Amarga exploration permit and the Bajada del Palo concession, and interest expense on borrowings from its line of credit established in the second half of 2007.
     “Although oil prices in the international market have doubled compared to last year, we experienced only a modest increase in oil sales prices compared to the first-quarter of 2007 as governmental policies have, for now, effectively frozen our oil price net backs at the level we are realizing at this time,” said Ralph Hill, Apco’s chairman and chief executive officer.
     “The trend of increasing unit costs, coupled with suppressed oil price realizations, continues to affect our operating margins in 2008,” Hill added.

2008 Capital Investment Update
     Since the beginning of 2008, Apco and its Entre Lomas partners have drilled 10 of the 35 wells planned for 2008. To date, all wells drilled in Entre Lomas have come online as oil producers or will be completed and put into production during the second quarter.
     In the Tierra del Fuego concessions, Apco and its partners continue the second development and exploration drilling campaign that commenced in Sept. 2007. To date, 11 wells have been drilled with a twelfth well in progress.
     Of these wells in Tierra del Fuego, three have been put into production as oil producers, a fourth well experienced mechanical problems and could not be salvaged and two others targeting oil production have been cased but have not been evaluated. Four gas development wells have been drilled that will be available to put into production when ongoing investments to increase treatment, compression and transportation capacity are completed in the third quarter of 2008. The last two wells targeting oil production are either drilling or awaiting completion.
     In Apco’s new Agua Amarga exploration permit, after putting the Charco del Palenque x-1 discovery well into production during the first quarter of 2008, the company and its partners have drilled a second, as yet, untested exploration well and have just commenced drilling a third well.
     In Apco’s new Bajada del Palo concession, the company and its partners are currently acquiring approximately 200 square kilometers of 3D seismic images over the northeast sector of the concession and have commenced a workover campaign with the objective of reactivating previously producing fields.
     “We are pleased with the progress of our drilling campaigns in Entre Lomas and Tierra del Fuego. These investments in our two largest properties — when combined with our exploration, reactivation and development drilling programs in our new Agua Amarga and Bajada del Palo properties — represent the largest capital program ever undertaken by Apco,” said Thomas Bueno, Apco’s president and chief operating officer.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

	2008	2007
Three months ended March 31
Operating Revenue	15,220	14,194
Investment Income	4,033	5,436
Net income	6,449	7,694
Per share*	0.22	0.26

*	All per share amounts have been adjusted to reflect the four-for-one share split effected in the fourth quarter of 2007.

About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in seven oil and gas concessions and two exploration permits in Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-4944

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2570
Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; our reliance on a relatively small group of customers; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available from our offices or at www.sec.gov.
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